Exhibit 99.2

Black Ridge Oil & Gas, Inc. Announces Preliminary 2014 Production Results and

Provides Additional Updates

MINNETONKA, MN, February 18, 2015 – Black Ridge Oil & Gas, Inc. (“Black Ridge” or the "Company") (OTCQB: ANFC) today reported a production and operations update for the quarter and year ended December 31, 2014.

Production Update

Black Ridge expects to report fourth quarter 2014 daily production of approximately 1,190 barrels of oil equivalent (Boe) per day. This represents an increase of 232% compared to the fourth quarter of 2013 and a 56% sequential increase from the third quarter 2014. Total production for 2014 was approximately 292,000 barrels of oil equivalent, an increase of approximately 168% compared to 2013.

Liquidity Update

As of December 31, 2014, the Company’s liquidity was approximately $12.5 million, consisting of cash on hand plus undrawn capacity on its senior secured reserve based lending facility. The Company expects to fund 2015 development from cash flow and availability from the aforementioned facility.

Upcoming Events

Black Ridge plans to present at the following energy conferences and investor events. Investor Presentations will be made available on the Company’s website prior to each event.

The Oil & Services ConferenceTM 13

February 18, 2015

San Francisco, CA

27th Annual ROTH Conference

March 9-11, 2015

Dana Point, CA

Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

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About the Company

Black Ridge Oil & Gas, Inc. is an oil and gas exploration and production company based in Minnetonka, Minnesota.  Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.  For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact

Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer
952-426-1241

www.blackridgeoil.com

SOURCE Black Ridge Oil & Gas, Inc.

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